                                                                   EXHIBIT 99(a)

NEWS RELEASE                                        Cleveland-Cliffs Inc
                                                    1100 Superior Avenue
                                                    Cleveland, Ohio 44114-2589

                    CLEVELAND-CLIFFS REPORTS RESULTS FOR 2003
                    -----------------------------------------

         Cleveland, OH - February 4, 2004 - Cleveland-Cliffs Inc (NYSE:CLF) today reported a fourth quarter net loss of $8.9 million, or $.86 per share (all per share amounts are "diluted"). Fourth quarter results include $17.2 million in charges for the following previously disclosed items: A $6.0 million loss related to the kiln shutdown at Tilden; a $2.5 million restructuring charge for the salaried employee reduction program; a $3.8 million charge related to the acquisition and startup cost of the United Taconite Mine; and a $4.9 million accrual for stock-based compensation. The fourth quarter results also included an extraordinary gain of $2.2 million related to the acquisition of the Eveleth Mine assets by United Taconite. For the full year 2003, Cliffs reported a net loss of $32.7 million, or $3.19 per share. Excluding the extraordinary gain, the 2003 loss from continuing operations was $11.1 million, or $1.07 per share in the fourth quarter and $34.9 million, or $3.40 per share for the year.

         In 2002, Cliffs recorded a net loss of $70.8 million, or $7.01 per share, in the fourth quarter, and $188.3 million, or $18.62 per share, for the full year. The net loss of $188.3 million in 2002 included a loss of $108.5 million from a discontinued operation, and a $13.4 million charge related to a cumulative effect of accounting change. Excluding these charges, the loss from continuing operations in 2002 was $66.4 million, or $6.58 per share. Fourth quarter and full-year results in 2002 included a $52.7 million asset impairment charge to write off the long-lived assets of the Empire Mine. In the fourth quarter 2003, an additional impairment charge of $2.6 million was recorded for current year Empire fixed asset additions.

         Following is a summary of results for 2003 and 2002.

                                                          (IN MILLIONS EXCEPT PER SHARE)
                                             ------------------------------------------------------
                                                   FOURTH QUARTER                    YEAR
                                             --------------------------  --------------------------
                                                 2003          2002          2003          2002
                                             ------------  ------------  ------------  ------------
Loss From Continuing Operations:
    Amount                                       $ (11.1)      $ (65.6)      $ (34.9)      $ (66.4)
    Per Share                                      (1.07)        (6.49)        (3.40)        (6.58)

Loss From Discontinued Operation:
    Amount                                            --          (5.2)           --        (108.5)
    Per Share                                         --          (.52)           --        (10.72)

Cumulative Effect of Accounting Change:
    Amount                                            --            --            --         (13.4)
    Per Share                                         --            --            --         (1.32)

Extraordinary Gain:
    Amount                                           2.2            --           2.2            --
    Per Share                                        .21            --           .21            --
                                             ------------  ------------  ------------  ------------

Net Loss:
    Amount                                       $  (8.9)      $ (70.8)      $ (32.7)     $ (188.3)
    Per Share                                       (.86)        (7.01)        (3.19)       (18.62)
                                             ============  ============  ============  ============

         A new sales record was established in 2003. Iron ore pellet sales volume was up 25 percent in the fourth quarter and 31 percent for the full year. Iron ore pellet sales in the fourth quarter of 2003 were 5.6 million tons compared to 4.5 million tons in 2002. Full year sales were 19.2 million tons in 2003 versus 14.7 million tons in 2002.

         Royalties and management fees from partners were $10.6 million in 2003, a decrease of $1.6 million from 2002. The decrease was principally due to the whole year effect of the Company's increased mine ownership in 2002, partially offset by increased production.

         Administrative expenses in 2003 were $25.1 million, an increase of $1.3 million from 2002. The increase primarily reflects higher professional fees related to financing and business development activities and higher stock-based compensation partially offset by lower employment costs and incentive compensation. The increase in stock-based compensation of $4.3 million principally reflected the approximate 157 percent increase in the Company's common stock price during 2003.

         Interest income of $10.6 million in 2003 was $5.8 million above 2002 income of $4.8 million. The increase primarily reflected interest on the long-term receivables from Ispat Inland and Rouge Industries Inc. Interest expense was $4.6 million in 2003, a decrease of $2.0 million from 2002 interest expense of $6.6 million. The decrease principally reflected lower average borrowing due to the repayment and cancellation of the Company's $100 million revolving credit facility in October 2002 and repayment of a portion of the senior unsecured notes. The Company made senior note repayments totaling $30 million in 2003, and paid off the balance early in 2004.

         Other income of $11.4 million in 2003 was $2.3 million less than 2002. The decrease reflected two insurance recoveries in 2002 totaling $3.5 million partially offset by higher sales of non-strategic assets in 2003. Other expenses were $9.4 million in 2003, an increase of $1.5 million from 2002 expenses of $7.9 million. The increase primarily reflects coal retiree expense of $2.0 million and increased state and local taxes of $.4 million, partially offset by lower debt restructuring fees.

         Cliffs' share of iron ore pellet production in the fourth quarter was
4.8 million tons versus 4.2 million tons in 2002, and full year production was
18.1 million tons versus 14.7 million tons in 2002. At the end of December, Cliffs had 4.1 million tons of pellets in inventory compared to 3.9 million tons at December 31, 2002. A significant percentage of the pellets in inventory at year-end are located in the lower great lakes region and will be sold early in 2004.

         Following is a summary of production tonnages by mine for the years 2003 and 2002:

                                                         (TONS IN MILLIONS)
                                     ------------------------------------------------------------
                                               TOTAL                        CLIFFS' SHARE
                                     --------------------------       ---------------------------
                                        2003           2002              2003            2002
                                     -----------    -----------       ------------    -----------
Empire                                      5.2            3.6                4.0           1.1
Tilden                                      7.0            7.9                6.0           6.7
                                     -----------    -----------       ------------    -----------
    Michigan Mines                         12.2           11.5               10.0           7.8
Hibbing                                     8.0            7.7                1.8           1.5
Northshore                                  4.8            4.2                4.8           4.2
United                                       .1                                .1
Wabush                                      5.2            4.5                1.4           1.2
                                     -----------    -----------       ------------    -----------
       Total                               30.3           27.9               18.1           14.7
                                     ===========    ===========       ============    ===========

         In November, the Tilden facility experienced a crack in a kiln riding ring requiring the shutdown of its Unit #2 kiln in the pelletizing plant. Scheduled maintenance was accelerated to coincide with the kiln ring repair. The repair is expected to be complete by mid-February 2004. The resulting 2003 production loss was approximately .3 million tons. Fourth quarter sales were not impacted by the outage; however, fourth quarter results were adversely affected by $6 million due to the cost of the repair, cost of accelerated maintenance, and the effect of lost production on fixed costs.

         In the fourth quarter 2003, the Company recorded an additional restructuring charge of $2.5 million related to the Company's previously disclosed salaried employee reduction program, resulting in a total reduction of 20 percent in salaried workforce, or 133 employees, at Cliffs' U.S. operations. Cliffs initiated the salaried employee reduction in the third quarter of 2003. The Company had previously recorded a restructuring charge of $6.2 million in the third quarter 2003.

         In December 2003, United Taconite LLC (70% owned by Cliffs and 30% owned by Laiwu Steel Group) acquired the mine assets of Eveleth Mine LLC in Minnesota for $3 million and the assumption of certain liabilities, primarily mine closure related environmental obligations. The mine resumed operations in late December and produced 80,000 tons of pellets for the year. Cliffs recorded a charge of $3.8 million in December related to the acquisition and start up of the mine. The company also recorded an extraordinary gain of $2.2 million as a result of this transaction, based on the values assigned to assets acquired and liabilities assumed.

         In December, after International Steel Group Inc. completed a public offering of its common shares, Cliffs' investment value in ISG increased to $196.7 million from its original cost of $17.4 million. The "marked to market" gain of $179.3 million resulted in an after-tax credit to "Other comprehensive income" of $144.9 million. Cliffs is restricted from selling its shares until June 9, 2004.

         On October 23, 2003, Rouge Industries, Inc., a significant pellet customer of Cliffs, filed for Chapter 11 bankruptcy protection and on January 30, 2004 sold substantially all of its assets to Severstal North America, Inc., a U.S. affiliate of OAO Severstal, Russia's second largest steel producer. The Company's sales contract with Rouge, which provided that it would be the sole supplier of pellets to Rouge through 2012, was assumed by Severstal with minor modifications.

         On January 29, 2004, Stelco Inc. obtained an order for protection under the Companies' Creditors Arrangement Act in Ontario, Canada. Stelco is a 44.6 percent participant in Wabush Mines and U.S. subsidiaries of Stelco (which we understand have not filed for creditor protection) own 14.7 percent of Hibbing Taconite Company-Joint Venture and 15 percent of Tilden Mining Company LC. At the time of the filing, the Company had no trade receivable exposure to Stelco. Additionally, Stelco has met its cash call requirements at the mining ventures to date. The Company currently expects Stelco to continue its participation in the mining ventures.

LIQUIDITY
---------

         At December 31, 2003, Cliffs had $67.8 million of cash and cash equivalents and $25 million of debt.

         In January 2004, the Company completed a private offering of $172.5 million of redeemable cumulative convertible perpetual preferred stock. The preferred stock will pay cash dividends at a rate of 3.25 percent per annum. The Company expects the net proceeds to be approximately $166 million after offering expenses. A portion of the proceeds was utilized to repay the remaining $25 million of the Company's senior unsecured notes early in 2004. The Company has also used approximately $23 million to fund its underfunded salaried pension plan and intends to use some additional amounts for other pension funding obligations in 2004.

OUTLOOK
-------

         The North American iron ore and steel markets are currently very strong and global demand for iron ore is at extremely high levels. With solid steel demand and improved pricing, most integrated steel producers are operating their mills at high utilization rates. We anticipate the demand for iron ore will remain high and all of our operations are currently scheduled to run at or near capacity. Given the current market conditions, we expect that we will be able to sell all of our production this year.

         John Brinzo, Chairman & Chief Executive Officer, said, "We are starting 2004 with a substantially improved balance sheet and a full order book, thus our prospects for this year are solid. We still must work to increase profit margins and improve the competitive position of our mines. Our 2004 sales volume is projected to be a record 22 million tons, a 15 percent increase from 2003."

         Following is a summary of expected production by mine for 2004:

                                       (TONS IN MILLIONS)
                                    -------------------------
                                      TOTAL         CLIFFS'
                                       MINE          SHARE
                                    -----------    ----------
Empire                                     5.5           4.3
Tilden                                     7.8           6.7
                                    -----------    ----------
      Michigan Mines                      13.3          11.0
Hibbing                                    8.1           1.9
Northshore                                 4.9           4.9
United                                     4.3           3.0
Wabush                                     6.0           1.6
                                    -----------    ----------
       Total                              36.6          22.4
                                    ===========    ==========

         Brinzo concluded, "We are excited about 2004. After three years of dealing with virtually the complete restructuring of our customer base, and remaking our company into a merchant mining company, we are at a point where our actions and a much stronger steel industry are expected to improve profitability for Cliffs."

                       * * * * * * * * * * * * * * * * * *

         Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. The Company operates six iron ore mines located in Michigan, Minnesota and Eastern Canada.

         The results of operations reported in this release are subject to change pending completion of the Company's external audit.

         This news release contains predictive statements that are intended to be made as "forward-looking" within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties.

         Actual results may differ materially from such statements for a variety of factors; such as: the expectations for pellet sales and mine operations and the projected liquidity requirements in 2004 may differ significantly from actual results because of changes in demand for iron ore pellets by North American integrated steel producers due to changes in steel utilization rates, operational factors, electric furnace production or imports of semi-finished steel or pig iron; changes in the financial condition of the Company's partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U. S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, and employee benefit costs; and the effect of these various risks on the Company's liquidity and financial position.

         Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in the Company's most recent Annual Report and Reports on Form 10-K, 10-Q, and the Form 8-K filed January 14, 2004 and previous news releases filed with the Securities and Exchange Commission, which are available publicly on Cliffs' website. The information contained in this document speaks as of the date of this news release and may be superceded by subsequent events.

         Cliffs will host a conference call on 2003 results tomorrow, February 5, at 10:00 a.m. EST. The call will be broadcast live on Cliffs' website at www.cleveland-cliffs.com. A replay of the call will be available on the website for 30 days. Cliffs plans to file its 2003 annual 10-K Report with the Securities and Exchange Commission later this month. For a more complete discussion of operations and financial position, please refer to the 10-K Report.

Contacts:
---------
Media:  (216) 694-4870
Financial Community:  (800) 214-0739 or (216) 694-5459

News releases and other information on the Company are available on the Internet at www.cleveland-cliffs.com

                                CLEVELAND-CLIFFS INC

                        STATEMENT OF CONSOLIDATED OPERATIONS

                                                                Fourth Quarter                   Year
                                                            --------------------       -----------------------
(In Millions Except Per Share Amounts)                        2003        2002           2003           2002
--------------------------------------                      --------    --------       --------       --------
REVENUES
     Product sales and services
         Iron ore products                                  $  202.0    $  156.2       $  686.8       $  510.8
         Freight and minority interest                          38.9        25.5          138.3           75.6
                                                            --------    --------       --------       --------
             Total product sales and services                  240.9       181.7          825.1          586.4
     Royalties and management fees                               2.9         4.2           10.6           12.2
     Interest income                                             2.7         1.4           10.6            4.8
     Other income                                                1.8         2.0           11.4           13.7
                                                            --------    --------       --------       --------
                                     TOTAL REVENUES            248.3       189.3          857.7          617.1

COSTS AND EXPENSES
     Cost of goods sold and operating expenses                 240.3       169.0          835.0          582.7
     Administrative, selling and general expenses                9.6         7.8           25.1           23.8
     Restructuring charge                                        2.5          .1            8.7             .7
     Provision for bankruptcy exposures                                                     7.5
     Interest expense                                             .9         1.2            4.6            6.6
     Impairment of mining assets                                 2.6        52.7            2.6           52.7
     Other expenses                                              4.3         4.0            9.4            7.9
                                                            --------    --------       --------       --------
                           TOTAL COSTS AND EXPENSES            260.2       234.8          892.9          674.4
                                                            --------    --------       --------       --------

LOSS FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                       (11.9)      (45.5)         (35.2)         (57.3)
INCOME TAXES (CREDIT)                                            (.8)       20.1            (.3)           9.1
                                                            --------    --------       --------       --------

LOSS FROM CONTINUING OPERATIONS                                (11.1)      (65.6)         (34.9)         (66.4)

LOSS FROM DISCONTINUED OPERATION                                            (5.2)                       (108.5)
EXTRAORDINARY GAIN (Net of : tax $.5;
     minority interest $1.2)                                     2.2                        2.2
CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                                                   (13.4)
                                                            --------    --------       --------       --------

NET LOSS                                                    $   (8.9)   $  (70.8)      $  (32.7)      $ (188.3)
                                                            ========    ========       ========       ========

NET LOSS PER COMMON SHARE
     Basic and Diluted
         Continuing operations                              $  (1.07)   $  (6.49)      $  (3.40)      $  (6.58)
         Discontinued operation                                             (.52)                       (10.72)
         Extraordinary gain                                      .21                        .21
         Cumulative effect of accounting change                                                          (1.32)
                                                            --------    --------       --------       --------
                 Net loss                                   $  (0.86)   $  (7.01)      $  (3.19)      $ (18.62)
                                                            ========    ========       ========       ========

AVERAGE NUMBER OF SHARES
     Basic                                                      10.3        10.1           10.3           10.1
     Diluted                                                    10.3        10.1           10.3           10.1

                              CLEVELAND-CLIFFS INC

                      STATEMENT OF CONSOLIDATED CASH FLOWS

                                                                 Fourth Quarter                   Year
                                                              ---------------------       ---------------------
(In Millions, Brackets Indicate Decrease in Cash)              2003          2002           2003          2002
--------------------------------------------------------      -------       -------       -------       -------
OPERATING ACTIVITIES
     Loss from continuing operations                          $ (11.1)      $ (65.6)      $ (34.9)      $ (66.4)
     Depreciation and amortization:
         Consolidated                                             5.5           8.0          26.7          25.5
         Share of associated iron ore ventures                    (.5)          2.2           2.3           8.4
     Pensions and other post-retirement benefits                 14.9           2.7          42.1          10.8
     Provision for bankruptcy exposures                                                       7.5
     Accretion of asset retirement obligation                      .9           1.9           3.6           1.9
     Impairment of mining assets                                  2.6          52.7           2.6          52.7
     Deferred income taxes                                         .5          15.6            .5          13.9
     Gain on sale of assets                                       (.4)         (1.1)         (7.1)         (6.2)
     Other                                                       22.4          (2.9)          4.7         (12.6)
                                                              -------       -------       -------       -------
         Total before changes in operating
            assets and liabilities                               34.8          13.5          48.0          28.0
     Changes in operating assets and liabilities                 (9.7)        (19.5)         (5.3)         12.9
                                                              -------       -------       -------       -------
            Net cash from (used by) operating activities         25.1          (6.0)         42.7          40.9

INVESTING ACTIVITIES
     Purchase of property, plant and equipment:
         Consolidated                                            (4.8)         (1.5)        (20.1)         (8.6)
         Share of associated iron ore ventures                    (.5)          (.3)         (1.5)         (2.0)
     Purchase of EVTAC assets                                    (2.0)                       (2.0)
     Proceeds from sale of assets                                  .5           1.5           8.9           8.2
     Investment in steel companies equity and debt                                                        (27.4)
     Investment in power-related joint venture                                                             (6.0)
                                                              -------       -------       -------       -------
            Net cash from (used by) investing activities         (6.8)          (.3)        (14.7)        (35.8)

FINANCING ACTIVITIES
     Repayment of long-term debt                                (25.0)        (15.0)        (30.0)        (15.0)
     Proceeds from stock options exercised                        6.0                         6.0
     Contributions by minority shareholders                        .9            .1           2.0            .3
     Repayment of revolving credit facility                                  (100.0)                     (100.0)
                                                              -------       -------       -------       -------
            Net cash from (used by) financing activities        (18.1)       (114.9)        (22.0)       (114.7)
                                                              -------       -------       -------       -------

CASH FROM (USED BY) CONTINUING
     OPERATIONS                                                    .2        (121.2)          6.0        (109.6)
CASH USED BY DISCONTINUED OPERATION                                            (2.5)                      (12.4)
                                                              -------       -------       -------       -------
INCREASE (DECREASE) IN CASH AND
     CASH EQUIVALENTS                                         $    .2       $(123.7)      $   6.0       $(122.0)
                                                              =======       =======       =======       =======

                             CLEVELAND-CLIFFS INC

                 STATEMENT OF CONSOLIDATED FINANCIAL POSITION

                                                                                                         (In Millions)
                                                                                               ---------------------------------
                                                                                                 Dec. 31,   Sept. 30,   Dec. 31,
                                                                                                   2003        2003       2002
                                                                                               -----------  ---------  ---------
                         ASSETS
                         ------
CURRENT ASSETS
      Cash and cash equivalents                                                                    $ 67.8     $ 67.6     $ 61.8
      Trade accounts receivable - net                                                                 9.5        8.8       14.1
      Receivables from associated companies                                                           5.9        9.0        9.0
      Product Inventories                                                                           116.4      126.0      111.2
      Supplies and other                                                                             86.4       66.9       73.2
      Other                                                                                          27.3       26.1       31.2
                                                                                               -----------  ---------  ---------
                                                                        TOTAL CURRENT ASSETS        313.3      304.4      300.5
PROPERTIES - NET                                                                                    270.5      271.4      278.9
MARKETABLE SECURITIES                                                                               196.7       17.4       17.4
LONG-TERM RECEIVABLES                                                                                63.8       63.1       63.9
OTHER ASSETS                                                                                         50.9       66.8       69.4
                                                                                               -----------  ---------  ---------
                                                                                TOTAL ASSETS      $ 895.2    $ 723.1    $ 730.1
                                                                                               ===========  =========  =========

           LIABILITIES AND SHAREHOLDERS' EQUITY
           ------------------------------------
CURRENT LIABILITIES
      Current portion of long-term debt                                                            $ 25.0     $ 15.0     $ 20.0
      Accounts payable                                                                               64.7       55.4       54.8
      Accrued employment costs                                                                       61.4       62.6       60.1
      Accrued expenses                                                                               18.0       29.7       17.6
      Payables to associated companies                                                               16.1       12.9       14.1
      State and local taxes                                                                          12.6       10.3       13.2
      Environmental and mine closure obligations                                                     10.2       10.8        9.8
      Other                                                                                          17.9       17.8       15.2
                                                                                               -----------  ---------  ---------
                                                                   TOTAL CURRENT LIABILITIES        225.9      214.5      204.8
LONG-TERM DEBT                                                                                                  35.0       35.0
PENSIONS, INCLUDING MINIMUM PENSION LIABILITY                                                       135.2      163.7      151.3
OTHER POST-RETIREMENT BENEFITS                                                                      124.2      114.9      109.1
ENVIRONMENTAL AND CLOSURE OBLIGATIONS                                                                86.6       81.4       84.7
DEFERRED INCOME TAXES                                                                                34.5
OTHER LIABILITIES                                                                                    40.5       37.5       46.0
                                                                                               -----------  ---------  ---------
                                                                                                    646.9      647.0      630.9
MINORITY INTEREST                                                                                    20.2       17.7       19.9
SHAREHOLDERS' EQUITY                                                                                228.1       58.4       79.3
                                                                                               -----------  ---------  ---------
                                                  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $ 895.2    $ 723.1    $ 730.1
                                                                                                ==========  =========  =========

-------------------------------------------------------------------------------

NOTES TO UNAUDITED FINANCIAL STATEMENTS

1. On December 1, 2003, Cliffs and Laiwu Steel Group acquired the assets of Eveleth Mines LLC. Eveleth's iron ore mining and pelletizing assets were acquired by United Taconite LLC, which is owned 70 percent by Cliffs and 30 percent by Laiwu.

2. The increase in Shareholders' Equity at December 31, 2003 versus December 31, 2002 included credits to Other Comprehensive Income totaling $167.1 million in 2003, comprised of $144.9 million related to the after-tax "marked-to-market" unrealized gain on the Company's investment in ISG common stock and $22.2 million related to the decrease in minimum pension liability.

3. In management's opinion, the unaudited financial statements present fairly the Company's financial position and results. All supplementary information required by generally accepted accounting principles for complete financial statements has not been included. For further information, please refer to the Company's latest Annual Report.

                       CLEVELAND-CLIFFS INC

                SUPPLEMENTAL FINANCIAL INFORMATION

                                                                   Three Months Ended                       Year Ended
                                                                       December 31                          December 31
                                                           -----------------------------------  ----------------------------------
                                                                2003               2002              2003              2002
                                                           ----------------   ----------------  ----------------  ----------------
IRON ORE SALES (TONS) - IN THOUSANDS                                 5,607              4,501            19,215            14,710
                                                           ================   ================  ================  ================

SALES MARGIN (LOSS) - IN MILLIONS
---------------------------------
     Revenues from iron ore sales and services*                    $ 202.0            $ 156.2           $ 686.8           $ 510.8
     Cost of goods sold and operating expenses*:
         Total                                                       201.4              143.5             696.7             507.1
         Costs of production curtailments                                                                  11.1              20.6
                                                           ----------------   ----------------  ----------------  ----------------
         Excluding costs of production curtailments                  201.4              143.5             685.6             486.5
                                                           ----------------   ----------------  ----------------  ----------------
     Sales margin (loss):
         Total                                                          .6               12.7              (9.9)              3.7
         Excluding costs of production curtailments                     .6               12.7               1.2              24.3
                                                           ================   ================  ================  ================

SALES MARGIN (LOSS) - PER TON
-----------------------------
     Revenues from iron ore sales and services*                    $ 36.03            $ 34.70           $ 35.74           $ 34.72
     Cost of goods sold and operating expenses*:
         Total                                                       35.92              31.88             36.27             34.47
         Costs of production curtailments                                                                   .75              1.40
                                                           ----------------   ----------------  ----------------  ----------------
         Excluding costs of production curtailments                  35.92              31.88             35.52             33.07
                                                           ----------------   ----------------  ----------------  ----------------
     Sales margin (loss):
         Total                                                         .11               2.82              (.53)              .25
         Excluding costs of production curtailments                    .11               2.82               .22              1.65
                                                           ================   ================  ================  ================

EBIT AND EBITDA - IN MILLIONS
-----------------------------
     Loss from continuing operations                               $ (11.1)           $ (65.6)          $ (34.9)          $ (66.4)
     Impairment of mining assets                                       2.6               52.7               2.6              52.7
     Interest income                                                  (2.7)              (1.4)            (10.6)             (4.8)
     Interest expense                                                   .9                1.2               4.6               6.6
     Income taxes (credit)                                             (.8)              20.1               (.3)              9.1
                                                           ----------------   ----------------  ----------------  ----------------
         EBIT **                                                     (11.1)               7.0             (38.6)             (2.8)
     Depreciation and amortization                                     5.0               10.2              29.0              33.9
                                                           ----------------   ----------------  ----------------  ----------------
         EBITDA **                                                    (6.1)              17.2              (9.6)             31.1
                                                           ================   ================  ================  ================

   * Excludes revenues and expenses related to freight and minority interest which are offsetting and have no impact on operating results.
  ** EBIT and EBITDA are non-GAAP financial measures used by management to measure liquidity and operating performance.